SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

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[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[  ]           Definitive Additional Materials
[X]           Soliciting Material under Rule 14a-12

CFS BANCORP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth Lashley
Irving A. Smokler
Red Rose Trading Estonia OU
Danielle Lashley
                                                  John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]           No fee required.

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[  ]           Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by PL Capital Group

On December 4, 2009, an article was published by SNL Financial relating to the PL Capital Group (as defined below) and CFS Bancorp, Inc.  A copy of the article follows as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended. The consent of the author and the publication to file the article under Rule 14a-12 was neither sought nor obtained.

Important Information

The article is not a solicitation of a proxy from any security holder of CFS Bancorp, Inc. (the “Company”).  PL Capital, LLC and its affiliates (the “PL Capital Group”) have nominated John W. Palmer as a nominee to the Company’s board of directors and intend to solicit votes for the election of Mr. Palmer as a member of the board (the “PL Capital Nominee”).   The PL Capital Group will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the PL Capital Nominee at the Company’s 2010 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the PL Capital Group, the PL Capital Nominee, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by the PL Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Participants in Solicitation

The PL Capital Group currently consists of the following persons who will be participants in the solicitation from the Company’s shareholders of proxies in favor of the PL Capital Nominee: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth Lashley; Danielle Lashley; John W. Palmer; Irving A. Smokler and Red Rose Trading Estonia OU.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests will be contained in the definitive proxy statement (when available) filed by the PL Capital Group with the SEC in connection with the Company’s 2010 Annual Meeting of Shareholders.

PL Capital execs offer to pay for third-party review of CFS Bancorp's financials
December 04, 2009 5:55 PM ET
By Christina M. Mitchell

Activist investors John Palmer and Richard Lashley have proposed that their company, PL Capital Group, engage an independent accounting and tax expert at their expense to investigate what they describe as unanswered questions about CFS Bancorp Inc.'s financial statements.

Specifically, the two have said they believe that CFS Bancorp overstated its Tier 1 regulatory capital by roughly $9 million to $12 million each quarter since at least Sept. 30, 2008, by "improperly including net deferred tax assets." CFS Bancorp's audit committee has repeatedly denied the claims, writing most recently in a Dec. 3 letter responding to the two investors that the committee "does not believe that a material overstatement of the Bank's capital ratios has occurred" and, therefore, the engagement of a third party to review the claims is not justified.

In a letter dated Dec. 4, Palmer and Lashley responded by offering to engage the independent third party to review the claims at their own expense. "We believe that it is important to resolve the issue even if it is at PL Capital's expense, as we are sympathetic to the concern implied in your letter that 'yet another' investigation by outside parties could be expensive for the Company," they wrote.

The investors also offered to release the independent expert's findings to CFS Bancorp and to issue a press release if the review determines that their suspicions regarding the possible overstatements prove incorrect.

Palmer and Lashley stated they would like to begin the review before the current quarter ends Dec. 31.